February 19, 1998

Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C. 20549

Re:  T. Rowe Price Summit Funds, Inc. (the Registrant)
     Summit Cash Reserves Fund
     Summit Limited-Term Bond Fund
     Summit GNMA Fund
     File Nos.: 033-50319/811-7093

Commissioners:

     We are counsel to the above-referenced Registrant which proposes to file, pursuant to paragraph (b) of Rule 485 (the "Rule"), Post-Effective Amendment No. 6 (the "Amendment") to its Registration Statement under the Securities Act of 1933, as amended.

     Pursuant to paragraph (b)(4) of the Rule, we represent that the Amendment does not contain disclosures which would render it ineligible to become effective pursuant to paragraph (b) of the Rule.

                    Sincerely,

                     /s/Shereff, Friedman, Hoffman & Goodman LLP
                     Shereff, Friedman, Hoffman & Goodman LLP